PRODUCT CONSULTING AGREEMENT

This Product Consulting Agreement (the “Agreement”) is made this 12th day of May, 2016 by and Rocky Mountain High Brands, Inc. a Nevada corporation (“hereafter Customer”) whose address is 9101 LBJ Freeway, Suite 200, Dallas TX 75243, and MBA Beverage Group, Inc., a Nevada corporation, (hereafter “MBA” or “Consultant”), having a principal place of business at 21001 N. Tatum Blvd. Plaza 1630-137, Phoenix, AZ 85050 USA, which may collectively with Customer be referred to as the Parties.

RECITALS

Whereas, Customer will contract manufacture and sell its trademarked beverages which carries a unique and distinctive trade dress, (hereafter the “Product”) to be sold both nationally and internationally; and

Whereas, MBA has long term experience in the sourcing of formulas, components, and manufacturing facilities for drink products and in managing the production of said products; and

Whereas, the Parties agree that it is in their mutual best interests for Customer to engage MBA as a consultant for its drink brands on the terms and conditions as set forth below;

Now, therefore, in consideration of the mutual promises and terms of this Agreement as set forth below, the Parties agree as follows:

AGREEMENTS

1. Engagement of Consultant. Customer engages Consultant and Consultant accepts engagement by Customer for its services to advise Customer regarding the placement of its orders for production of its drinks and shots products and for such other products as may be agreed from time to time between the Parties. The consulting services hereunder shall include the sourcing and arrangement of formulas, flavorings, ingredients, cans, labeling, and consumer packaging. Consultant shall arrange for the orderly delivery of all components directly to the manufacturer (or bottling company), and shall oversee, to the extent requested by Customer, the timely production and shipping of all Product ordered to the specifications as agreed between Customer and the manufacturer. The Consultant’s duties include, but shall not be limited to those set forth in paragraph 2 below.

2. Consultant’s Duties. The Consultant shall perform the following duties pursuant to this Agreement:

a) Consultant shall locate a liquid drink bottling company currently licensed by the Federal Food and Drug Administration (the “FDA”) to produce beverages for human consumption, and engage them to produce on behalf of Customer, the Products in the quantities, on the time frames and at the production cost as approved by Customer and Consultant’s compensation as set forth in the Supplemental Letter attached to and made a part of this Agreement. Consultant shall further identify a secondary or backup bottler willing to take Customer’s Product orders in case of any disruption in the normal supply relationship with the primary bottling company.

b) Upon agreement with Customer as to the final Product formula, the Consultant shall source and price the raw materials and ingredients that are the constituent parts of the finished Product. Consultant shall provide quotations to Customer for approval, which quantities may be in excess of the quantity needed for any specific Product purchase order, to permit cost savings for quantity purchases.

Upon direction from Customer, the Consultant shall execute purchase orders for each of the materials, and have such materials shipped directly to the bottling company for processing. For all such raw material and ingredient purchases, Consultant shall obtain, as required for each ingredient, the appropriate certificates of purity and content, showing that the ingredient is a food grade product. The cost of ingredients and materials shall be invoiced directly to Customer or Consultant, and Customer or Consultant shall make such deposits, and receive such trade terms as the suppliers usually extend to their similarly situated customers. If the recipient of the supplier invoice is the Consultant, the Consultant will invoice Customer and Customer will remit payment upon receipt. Upon Consultant paying supplier invoice, Consultant will provide Customer documentation of the payment receipt.

c) Consultant shall, as required by Customer, find sources for appropriate product containers, labeling, retail display, and shipping. Consultant shall solicit quotations for each of these items, showing price breaks for quantities, and upon approval Consultant shall order the quantity of packaging required. Customer may introduce suppliers outside of Consultant’s existing supply chain for both Parties to evaluate as sources for raw materials to manufacture the Products. Quantities of packaging ordered may be in excess of the packaging required for the immediate purchase order in order to achieve cost savings, provided, however that Customer retains the option in its sole discretion, to order lesser quantities of either raw materials or packaging. The cost of the containers and packaging shall be invoiced directly to Customer or Consultant, and Customer or Consultant shall make such deposits, and receive such trade terms as the suppliers usually extend to their similarly situated customers. If the recipient of the supplier invoice is the Consultant, the Consultant will invoice Customer and Customer will remit payment upon receipt. Upon Consultant paying supplier invoice, Consultant will provide Customer documentation of the payment receipt.

d) Consultant shall, as required, arrange the production of Products ordered by Customer. The bottling cost shall be invoiced directly to Customer or Consultant, and Customer or Consultant shall make such deposits, and receive such trade terms as the bottling company usually extends to its similarly situated customers. If the recipient of the supplier invoice is the Consultant, the Consultant will invoice Customer and Customer will remit payment upon receipt. Upon Consultant paying supplier invoice, Consultant will provide Customer documentation of the payment receipt.

e) Consultant shall arrange with the bottling company for the code dating of all Product produced for Customer. Code dating shall include the production dates and times and such other information as may be required by the FDA. Consultant shall require the bottling company and the suppliers of raw materials and ingredients to the finished Product to retain samples of the material, ingredient, or final product for which they are the supplier for quality control, reporting, and governmental review as required. Consultant shall procure from the suppliers of all raw materials and ingredients and the bottler of the finished product sample sets of each batch of material for retention by Customer and by Consultant.

f) Consultant will consult with Customer and the bottling company regarding Customer’s production requirements, inventories of raw materials, ingredients, and packaging, and production schedules. Customer shall inform Consultant as far in advance as possible of its projected needs for production quantities greater than twenty percent (20%) above its average order to ensure adequate production time at the bottling company.

g) Consultant shall, at the request of Customer, represent and/or co-operate with personnel of Customer as needed for quality control, production runs, complaint resolution, and responses to inquiries or investigations from the FDA or other governmental entities. In the event of a consumer complaint, Consultant shall upon learning of such incident, immediately report the incident to the bottler and to Customer and shall, at the request of Customer assist with the investigation of the complaint in accordance with the written complaint procedure of Customer.

h) Consultant shall obtain, as needed for product export purposes, as required by the import authorities of the destination country, such lists of ingredients, flavorings, and other information required by such officials. The information required shall be provided in confidence to Customer’s legal counsel for transmission to the appropriate requesting governmental authority. Customer shall sign such reasonable Confidentiality Agreement with any material supplier as that supplier deems necessary to protect its proprietary interest in the confidential information needed to be disclosed.

i) Consultant and Customer shall each comply with all of the laws and regulations of the federal and state authorities having jurisdiction over the production and sale of the Products. Consultant shall use reasonable efforts to ensure that all suppliers to Customer are in compliance with the rules and regulations regarding materials supplied for and the production of the finished Products. Consultant shall handle consumer complaints of which he becomes aware, in accordance with the provisions of paragraph 2(g).

3. Term of Agreement. This Agreement shall be an exclusive consulting Agreement between Customer and the Consultant for a term of one (1) year, effective upon the date set forth on page 1. The Agreement shall remain in full force and effect for the entire one (1) year term. If either party provides notice, a minimum of thirty (30) days prior to the end of the initial one (1) year term, of its desire to renew, and both Parties are agreeable as to the terms of such renewal, the Agreement shall renew for an additional one (1) year term. If the Parties fail to reach agreement on the terms of any continuation, the Agreement shall terminate and the termination provisions shall apply. The Parties acknowledge that the Parties have been doing business without a written agreement for more than one year.

4. Compensation of Consultant. Consultant shall be compensated for its services based upon a per unit rate of finished Product as defined in the Supplemental Letter attached to and made a part of this Agreement. The consulting fee shall be paid 50% of target purchase order quantity at the time of the purchase order with the remaining 50% balance due one (1) week before production date. Consultant shall be reimbursed for any pre-approved, pursuant to written agreement, payments which it makes directly to suppliers of raw materials or packaging purchased on behalf of Customer. Consultant shall present its request for payment together with the invoice from the supplier to Customer, which shall pay such invoice within fifteen (15) business days of presentation to the Customer.

5. Compliance with Law. Both Customer and Consultant shall comply with all of the applicable federal, state, and local laws and regulations including the regulations and guidance from such federal and state agencies which have governing authority over their respective functions, activities or operations.

6. Warranties. All supplier warranties are the property of Customer, and in the event that Consultant purchases raw materials, packaging, or any other item included in the finished Product in its own name, the warranties associated with the materials, packaging or other items purchased will be assigned to Customer. Copies of the bottler’s warranties shall be supplied to Customer upon placement of the first order.

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7. Indemnification. Customer agrees to indemnify and hold Consultant, its officers, directors, employees, and shareholders harmless from any loss, claim, damage, lawsuit, or expense due to injury to any person or property arising from the receipt, storage, and sale of the Products by Customer. Consultant agrees to indemnify and hold harmless Customer, its officers, directors, employees, and shareholders from any loss, claim, damage, lawsuit, or expense due to injury to any person or property arising from the negligence or misconduct by Consultant or any employee of Consultant in the performance of Consultant’s duties under this Agreement.

8. Insurance. Each Party shall purchase and maintain an occurrence based product liability insurance policy with a casualty insurance company rated A- or better by the A.M. Best Company, in the amount of one million dollars ($1,000,000) coverage per occurrence and two million dollars ($2,000,000) in the aggregate, naming the other Party and its affiliates as additional insureds. Each Party shall supply the other Party with a certificate of insurance, naming the other Party as an additional insured under the policy. The certificate of insurance shall provide that the named additional insured shall be given thirty (30) days notice of the cancellation of the policy.

9. Confidential and Proprietary Information. In the course of the performance of this Agreement, Customer and Consultant will be exchanging confidential and proprietary information belonging to the other Party. Such information may also become known to a Party through operations under this Agreement including but not limited to ordering quantities, customer and buyer identities, raw material suppliers and sources, identities of employees, new product plans, business and financial information, product pricing components, methods of selling and technical information, and the terms and conditions of this Agreement. Consultant may or may not develop a proprietary formula for Customer as part of its performance. There shall be excluded from confidential and proprietary information any information which any Party can show is or becomes publicly and openly known and in the public domain through no fault of the recipient, or is in a Party’s possession and not subject to any obligations of confidentiality or restrictions on use, or which is proprietary to any third party which is a supplier to the Product formulation, or which involves the identity of any third party which openly advertises as a supplier of ingredients, flavorings, or packaging. The ingredients in Customer’s existing Product shall not be considered proprietary to Consultant, even if included as part of a proprietary formula which it develops for Customer.

Each Party agrees, in addition to its duties not to disclose any of the confidential and proprietary information disclosed to it by the other Party, not to make any use, directly or indirectly, of any of the confidential and proprietary information provided to it by the other Party for its own use and purposes outside of its performance under this Agreement for a period of one (1) year after the termination of this Agreement. Consultant agrees that it will not make use of its association and work for Customer as sales information in the solicitation of other clients at any time in the future.

Notwithstanding the foregoing, either Party may disclose confidential and proprietary information of the other Party (i) to the extent required by a governmental or agency subpoena or a court of competent jurisdiction, (ii) on a need to know basis under an obligation of confidentiality to its suppliers, consultants, legal counsel, accountants, banks, or other financing sources or their advisors. Except as set forth in this section, the terms and conditions of this Agreement will be deemed the confidential information of each Party and will not be disclosed without the prior written consent of the other Party.

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The Parties agree that any breach of either Party’s obligations under this paragraph would result in irreparable injury for which there is no adequate remedy at law. In the event of a breach or threatened breach of a Party’s obligations under this section, the aggrieved Party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. Upon termination of this Agreement, or upon written request of the other party, the receiving Party shall promptly return all confidential information of the disclosing Party in its possession.

10. Force Majeure. The performance of any act or duty under this Agreement shall be excused to the extent that its performance is prevented or delayed due to any court proceeding, or order for injunctive relief, or to fire, flood, strike or other labor dispute, accident to machinery, act of sabotage, riot, precedence or priority granted at the request of any government, export or import restrictions, delay in or lack of transportation, restrictions imposed by the United States or any political subdivision thereof on the sale, transport, manufacture, or distribution of any component or product, legislation, or rule, war or any insurrection, or any cause beyond the reasonable control of any Party. The Party claiming force majeure shall provide written notice to the other, containing with specificity the cause or events relied on and indicating whether the cause would be temporary, and when performance was expected to resume, or indicating that the condition is permanent and cancelling further performance under this Agreement.

11. Termination of Agreement. If this Agreement is violated by either party, the aggrieved party shall provide the breaching Party with written Notice specifying the cause of the breach. The breaching Party shall have ten (10) days to cure the breach. In the event that the breach is not cured within ten (10) days of the written notice, the non-breaching Party may provide written notice of termination, which shall be effective immediately from the delivery by non breaching Party of the Notice. If Customer wishes to terminate this Agreement at any time without cause, Customer shall notify Consultant sixty (60) days prior to the date of termination, of the requested termination date. Either Party may terminate this Agreement for cause, immediately upon delivery of Notice of Termination by the other Party, for violation of any law or regulation affecting its operations.

12. Effect of Termination of Agreement. Within ten (10) days of the date of termination, Customer shall pay Consultant for any unpaid invoices for the authorized purchase of raw materials, ingredients, and packaging which the Consultant has purchased using its own account, for Products to be made for Customer. Customer shall also pay Consultant, within ten (10) days of delivery, for any Products produced for Customer prior to the termination date. Customer will arrange to accept liability for raw materials and packaging previously authorized by Customer which have not been shipped. The suppliers upon payment therefore, shall ship such material at the direction of Customer. Payments made by Customer pursuant to this paragraph, shall conclude any liability to Consultant except for actual damages sustained by consultant by reason of Customer’s breach of paragraph 9.

13. Intellectual Property Rights. The Consultant recognizes that all Intellectual Property Rights related to the goods developed as a result of the performance of this Agreement belongs to the Customer and/or its appointee. Therefore, the Consultant acknowledges and thus expressly recognizes that it has no legal right over the cans or bottle design, labeling, trademarks and logos among any other thing related and/or concerning to the products that the Consultant manages or for which the Consultant provides advice to the Customer. The flavoring component of the complete formulas are the intellectual property of Customer. The parties acknowledge the flavoring component of the formula is the intellectual property of the Customer. Should the Consultant become insolvent, the Consultant will direct the flavor house to sell the formulas directly to the Customer.

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14. No Agency, Joint Venture, or Partnership. This Agreement is strictly a Consulting Agreement and Consultant is an independent contractor, and nothing herein shall be construed to establish any joint venture or partnership between the Parties or any of their employees. Consultant is not an agent of Customer and neither MBA nor its employees shall hold themselves out as such. Consultant shall have no authority to incur any expense or obligation on behalf of Customer, except by Customer’s direct authorization in advance in writing.

15. Notices. Any notice, request or other communication given hereunder shall be deemed to have been properly given is in writing and delivered by e-mail, facsimile, or United States mail, prepaid and registered to the following addressees:

a) If to MBA to it at:

MBA Beverage Group, Inc.

Randall Roddy, President

21001 N. Tatum Blvd., Plaza 1630-137

Phoenix, Arizona 85050

Facsimile: 877-222-5973

E-Mail: rroddy@mbabeverage.com

b) If to Customer to it at:

Rocky Mountain High Brands, Inc.

Michael R. Welch, CEO

9101 LBJ Freeway, Suite 200

Dallas, TX 75243

Facsimile: 214-593-5617

E-Mail: Michael@rockymountainhighbrands.com

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16. Entire Agreement; Amendments. This Agreement, along with the Exhibits attached hereto, represents the entire Agreement between the Parties and supersedes all prior oral and written understandings related to its subject matter. This Agreement may be amended only in writing signed by both Parties.

17. Assignment. Neither Party may assign or transfer this Agreement or any interest therein without the prior written consent of the other Party hereto.

18. Waivers. Waiver of the breach of any provision under this Agreement shall be in writing signed by the Party granting the waiver, and any waiver shall not constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless specifically stated so in writing.

20. Venue and Law Applicable. Venue for any legal proceeding or other legal action, including injunctive relief, shall exclusively be held in the State of Arizona, County of Maricopa. The laws of the State of Arizona shall be applied to the interpretation and enforcement of this Agreement.

21. Authority, Execution in Counterparts and by Facsimile. Each of the signatories, on behalf of themselves and their respective companies, represents and warrants that they have full authority to execute this Agreement on behalf of the company for which they signed. This Agreement may be signed in counterparts, and the signature of an authorized person on behalf of each Party on any copy of the Agreement, which signed copies are transmitted by e-mail or facsimile to the other parties, shall complete and effectuate this Agreement, and such e-mails or facsimiles shall be admissible as originals in a court of law.

Customer: Rocky Mountain High Brands, Inc. Consultant: MBA Beverage Group, Inc.

By:/s/ Michael R. Welch

Name: Michael R. Welch

Its: Chief Executive

By: /s/ Randall S. Robby

Name: Randall S. Roddy

Its: President